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Exhibit 21.01

Subsidiaries of Move, Inc.

Full Name of Entity	Other Legal Names	Legal Status of Entity	State or Jurisdiction of Incorporation or Organization
HomeBuilder.com (Delaware), Inc.	None	Corporation	Delaware
Homestore Europe Corporation	None	British Virgin Islands Co.	British Virgin Islands
Homestore International Limited (BVI)	None	British Virgin Islands Co.	British Virgin Islands
Move Sales, Inc.	Move Sales, Inc.	Corporation	Delaware
dba Move —Los Angeles / Ventura County —Minnesota
Move Sales, Inc. dba Rentnet —Los Angeles County, CA
Move Sales, Inc. dba Homestore.com —Los Angeles County, CA
Move Sales, Inc. dba Homestore Apartments and Rentals —Los Angeles County, CA
Moving.com, Inc.	None	Corporation	Delaware
Inmoclick Online S.A.	None	Spanish Company	Spain
National New Homes Co., Inc.	None	Corporation	Delaware
RealSelect, Inc.	RealSelect, Inc., dba REALTOR.com® —Los Angeles County, CA	Corporation	Delaware
The Enterprise of America, Ltd.	None	Corporation	Wisconsin
Homestore, Inc.	None	Corporation	Delaware
Top Producer Systems Company	None	British Columbia, Canada ULC	British Columbia
Welcome Wagon International Inc.	None	Corporation	New York

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  Exhibit 21.01
Subsidiaries of Move, Inc.